Exhibit 99.1

N E W S   B U L L E T I N

               FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2015 Third Quarter Results

OXNARD, CA, December 23, 2014 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its third quarter ended November 30, 2014. Highlights for the quarter include:

●	Consolidated third quarter revenue up 7% sequentially to $63.2 million and essentially flat year over year.

●	Wireless Datacom revenue up 9% sequentially and 10% year over year to a record $54.6 million.

●	Satellite revenue down 4% sequentially and 37% year over year to $8.6 million.

●	Third quarter GAAP net income of $4.0 million, or $0.11 per diluted share, compared to $4.2 million, or $0.12 per diluted share for the third quarter last year.

●	Adjusted Basis (non-GAAP) net income of $9.2 million, or $0.25 per diluted share, compared to $8.2 million, or $0.23 per diluted share, for the same period last year.

●	Net cash provided by operations for the third quarter of $5.1 million, and total cash and marketable securities of $40 million at November 30, 2014.

Commenting on the fiscal 2015 third quarter results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “We saw strong sequential growth in both revenue and earnings in the latest quarter, with consolidated gross margin expansion driven by strength in our Wireless Datacom segment. Specialized telematics device shipments to a key OEM customer in the heavy equipment industry boosted our third quarter results, and we continue to believe that this customer will be a significant growth catalyst for CalAmp over the next several quarters. In addition, important wins for fleet management SaaS solutions, as well as robust demand for fleet management and asset tracking products, are expected to drive growth in the coming quarters. Our Satellite segment revenues were in line with expectations, providing meaningful contributions to our bottom line profitability and operating cash flow. Overall, we were quite pleased with our third quarter results and expect revenue growth and earnings momentum to build through the balance of the fiscal year.”

Fiscal 2015 Third Quarter Results
Total revenue for the fiscal 2015 third quarter was $63.2 million compared to $63.5 million for the third quarter of fiscal 2014. Wireless Datacom revenue increased to $54.6 million from $49.7 million in the same period last year, while Satellite revenue was $8.6 million in the latest quarter compared to $13.8 million in the third quarter last year.

CalAmp Reports Fiscal 2015 Third Quarter Results
December 23, 2014

Consolidated gross profit for the fiscal 2015 third quarter was $22.1 million, an increase of $1.1 million over the same quarter last year, primarily attributable to higher Wireless Datacom revenue. Consolidated gross margin was 35% in the fiscal 2015 third quarter, compared to 33% in the third quarter last year.

GAAP net income for the fiscal 2015 third quarter was $4.0 million, or $0.11 per diluted share, compared to net income of $4.2 million, or $0.12 per diluted share, in the third quarter of last year. Although the Company’s GAAP-basis effective tax rate approximates the combined US federal and state statutory tax rate, the Company’s pretax income is still largely sheltered from taxation by net operating loss and research and development tax credit carryforwards, and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2015 third quarter was $9.2 million, or $0.25 per diluted share, compared to non-GAAP earnings of $8.2 million, or $0.23 per diluted share, for the third quarter last year. Non-GAAP net income excludes the impact of intangibles amortization expense, stock-based compensation expense and acquisition-related expenses, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of November 30, 2014, the Company had total cash and marketable securities of $40 million and no bank debt outstanding. Net cash provided by operating activities during the third quarter was $5.1 million, and the unused borrowing capacity on the bank revolver as of the end of the third quarter was $15 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Looking at our fiscal 2015 fourth quarter, we expect to achieve consolidated revenue in the range of $66 to $70 million. We anticipate Wireless Datacom revenue in the fourth quarter will be higher on both a year-over-year and sequential quarter basis, while Satellite segment revenue is expected to be down modestly on a sequential quarter basis to approximately $8 million. At the bottom line, we expect fourth quarter GAAP-basis net income in the range of $0.12 to $0.16 per diluted share and non-GAAP net income in the range of $0.26 to $0.30 per diluted share. We are pleased with our near term growth prospects and anticipate that continued execution and investments in key strategic initiatives and geographic expansion will drive profitable growth into fiscal 2016 and beyond.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2015 third quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can listen in via webcast by visiting the Investor Relations section of CalAmp's website at www.calamp.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days after the call.

CalAmp Reports Fiscal 2015 Third Quarter Results
December 23, 2014

The conference call can also be accessed by dialing 877-407-0784 (+1 201-689-8560 for international callers) and using the Conference ID# 13596777. Following the call, an audio replay will also be available by calling 877-870-5176 or +1 858-384-5517 and entering the Conference ID# 13596777. The audio replay will be available through December 30, 2014.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, delays in the ramp-up in product shipments to a key OEM customer in the heavy equipment industry, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, and other risks or uncertainties that are described in our Annual Report on Form 10-K for the year ended February 28, 2014 that was filed on April 24, 2014 with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2015 Third Quarter Results
December 23, 2014

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Revenues	$63,225	$63,503	$181,416	$176,056
Cost of revenues	41,121	42,508	118,597	116,741
Gross profit	22,104	20,995	62,819	59,315
Operating expenses:
Research and development	4,852	5,267	14,986	15,721
Selling	5,162	4,920	15,260	14,789
General and administrative	4,000	3,291	11,529	10,521
Intangible asset amortization	1,635	1,485	4,952	4,618
	15,649	14,963	46,727	45,649
Operating income	6,455	6,032	16,092	13,666
Non-operating expense, net	(34)	(77)	(125)	(327)
Income before income taxes	6,421	5,955	15,967	13,339
Income tax provision	(2,400)	(1,748)	(5,975)	(4,603)
Net income	$4,021	$4,207	$9,992	$8,736

Earnings per share:
Basic	$0.11	$0.12	$0.28	$0.25
Diluted	$0.11	$0.12	$0.27	$0.24
Shares used in computing earnings per share:
Basic	35,901	35,171	35,735	34,848
Diluted	36,526	36,206	36,508	35,901

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
Revenues
Wireless DataCom	$54,580	$49,747	$152,631	$137,808
Satellite	8,645	13,756	28,785	38,248
Total revenues	$63,225	$63,503	$181,416	$176,056

Gross profit
Wireless DataCom	$20,078	$18,159	$55,440	$51,674
Satellite	2,026	2,836	7,379	7,641
Total gross profit	$22,104	$20,995	$62,819	$59,315

Operating income
Wireless DataCom	$6,579	$5,026	$14,904	$11,706
Satellite	914	1,785	4,070	4,561
Corporate expenses	(1,038)	(779)	(2,882)	(2,601)
Total operating income	$6,455	$6,032	$16,092	$13,666

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CalAmp Reports Fiscal 2015 Third Quarter Results
December 23, 2014

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	February 28,
	2014	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$23,964	$19,233
Short-term marketable securities	12,963	8,500
Accounts receivable, net	45,367	36,904
Inventories	19,575	14,968
Deferred income tax assets	7,465	7,619
Prepaid expenses and other current assets	3,646	5,017
Total current assets	112,980	92,241
Long-term marketable securities	3,044	518
Property, equipment and improvements, net	7,433	4,771
Deferred income tax assets, less current portion	29,515	35,131
Goodwill	15,479	15,422
Other intangible assets, net	24,224	29,131
Other assets	5,532	2,051
	$198,207	$179,265

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$577	$1,156
Accounts payable	29,699	20,508
Accrued payroll and employee benefits	5,082	6,594
Deferred revenue	8,450	8,251
Other current liabilities	6,302	5,609
Total current liabilities	50,110	42,118

Long-term debt	197	702
Other non-current liabilities	4,341	3,298

Stockholders' equity:
Common stock	362	359
Additional paid-in capital	206,571	206,154
Accumulated deficit	(63,309)	(73,301)
Accumulated other comprehensive loss	(65)	(65)
Total stockholders' equity	143,559	133,147
	$198,207	$179,265

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CalAmp Reports Fiscal 2015 Third Quarter Results
December 23, 2014

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Nine Months Ended
	November 30,
	2014	2013
Cash flows from operating activities:
Net income	$9,992	$8,736
Depreciation and amortization	6,629	5,967
Stock-based compensation expense	2,924	2,129
Amortization of debt issue costs and discount	380	194
Deferred tax assets, net	5,770	4,469
Other	14	-
Changes in operating working capital	(4,788)	(2,090)
Net cash provided by operating activities	20,921	19,405

Cash flows from investing activities:
Purchases of marketable securities, net of redemptions	(6,989)	-
Capital expenditures	(4,398)	(1,375)
Acquisition net of cash acquired	-	(46,837)
Net cash used in investing activities	(11,387)	(48,212)

Cash flows from financing activities:
Proceeds from bank term loan, net of repayments	-	(1,800)
Payment of acquisition-related note and contingent consideration	(2,299)	(710)
Taxes paid related to net share settlement of vested equity awards	(3,045)	(3,027)
Proceeds from exercise of stock options	541	2,351
Net cash used in financing activities	(4,803)	(3,186)

Net change in cash and cash equivalents	4,731	(31,993)

Cash and cash equivalents at beginning of period	19,233	63,101

Cash and cash equivalents at end of period	$23,964	$31,108

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CalAmp Reports Fiscal 2015 Third Quarter Results
December 23, 2014

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Nine Months Ended
	November 30,		November 30,
	2014	2013	2014	2013
GAAP Basis Pretax Income	$6,421	$5,955	$15,967	$13,339
Amortization of intangible assets	1,635	1,485	4,952	4,618
Stock-based compensation expense	1,168	808	2,924	2,129
Acquisition and integration expenses	-	-	-	637
Pretax income (non-GAAP basis)	9,224	8,248	23,843	20,723
Income tax provision (non-GAAP basis) (a)	(52)	(82)	(242)	(146)
Adjusted Basis Net Income	$9,172	$8,166	$23,601	$20,577
Adjusted Basis Net Income per diluted share	$0.25	$0.23	$0.65	$0.57
Weighted average common shares outstanding
on diluted basis	36,526	36,206	36,508	35,901

(a)	The non-GAAP income tax provision represents cash taxes paid or payable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

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